EXHIBIT 5.1

                                 March 24, 1999



BankUnited Financial Corporation
255 Alhambra Circle
Coral Gables, Florida 33134

Ladies and Gentlemen:

         We are acting as your counsel with regard to the issuance by BankUnited Financial Corporation, a Florida corporation, of an additional 2,472,335 shares of its Class A Common Stock, $.01 par value per share, an additional 2,472,335 shares of its Class B Common Stock, $.01 par value per share (collectively, the "Common Stock"), and an additional 550,000 shares of its Noncumulative Convertible Preferred Stock, Series B (the "Preferred Stock"), pursuant to the BankUnited Financial Corporation 1996 Incentive Compensation and Stock Award Plan, as amended (the "Plan").

         We are familiar with the relevant documents and materials used in preparing the Registration Statement on Form S-8 (the "Registration Statement") which is being filed by BankUnited Financial Corporation to register the additional shares of Common Stock and Preferred Stock to be issued pursuant to the Plan. Based on our review of such relevant documents and materials, and of such other documents and materials as we have deemed necessary and appropriate, we are of the opinion that the shares of Common Stock and Preferred Stock, when issued pursuant to the provisions of the Plan, will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                       Very truly yours,

                       CAMNER, LIPSITZ AND POLLER,
                            PROFESSIONAL ASSOCIATION

                       /s/ Camner, Lipsitz and Poller, Professional Association